UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
GUESS?, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF GUESS?, INC.
TO BE HELD ON MAY 31, 2024

The following information supplements the definitive proxy statement (the “Proxy Statement”) of Guess?, Inc. (the “Company”) filed on Schedule 14A with the U.S. Securities and Exchange Commission on May 2, 2024, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the 2024 Annual Meeting of shareholders (the “Annual Meeting”) scheduled to be held at 9:00 a.m. (PDT) on Friday, May 31, 2024. As further described in the Proxy Statement, the Annual Meeting will be held virtually, via a live audio webcast, at www.cesonlineservices.com/ges24_vm.

Except as described in this Supplement, the information disclosed in the Proxy Statement remains in full force. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement will apply.

Withdrawal of Proposal No. 5.b From Shareholder Consideration

The purpose of this Supplement is to withdraw from shareholder consideration at the Annual Meeting Proposal No. 5.b set forth in the Proxy Statement, which proposed certain amendments to the Company’s Restated Certificate of Incorporation (as amended to date, the “Restated Certificate of Incorporation”) to clarify, eliminate or update certain miscellaneous provisions, including to remove the first sentence of existing Section 4.4 of the Restated Certificate of Incorporation related to rights and privileges of the Company’s common stock.

On May 8, 2024, a class action complaint (the “Class Action Complaint”) was filed in the Court of Chancery of the State of Delaware by the Employees’ Retirement System of Rhode Island, naming each member of the Board, as well as Maurice Marciano, as defendants and the Company as a nominal defendant. The Class Action Complaint alleges breach of fiduciary duties by each of the individual defendants with respect to the proposed amendment to remove the first sentence of existing Section 4.4 as described above, and seeks, among other things, an injunction of the shareholder vote on Proposal No. 5.b at the Annual Meeting and rescission of the proposed amendment of Section 4.4 of the Restated Certificate of Incorporation.

The Company and each named defendant dispute the allegations set forth in the Class Action Complaint. However, to avoid unnecessary expenses and distractions to management and the Board in connection with defending against the Class Action Complaint, the Board has decided to withdraw Proposal No. 5.b from shareholder consideration at the Annual Meeting. The Board expects that the Class Action Complaint will be dismissed as a result of the withdrawal of Proposal No. 5.b.

The withdrawal of Proposal No. 5.b from shareholder consideration at the Annual Meeting has no impact on any of the other proposals described in the Proxy Statement (i.e., Proposal Nos. 1, 2, 3, 4 and 5.a). The Company will hold the Annual Meeting as previously scheduled, and at the Annual Meeting, the Company intends to present each of Proposal Nos. 1, 2, 3, 4 and 5.a for a vote by shareholders at the Annual Meeting. No vote will be taken with respect to Proposal No. 5.b at the Annual Meeting.

The Board reserves the right to adopt and approve amendments to the Restated Certificate of Incorporation that are the same as or similar to the amendments set forth in Proposal No. 5.b, and to submit such amendments to the Company’s shareholders for adoption, at any point in the future on such terms as it may determine at that time to be in the best interest of the Company and its shareholders.

Important Matters Regarding Voting

•The Record Date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting has been set and remains as the close of business on April 5, 2024.

•The Company will not make available or distribute a new proxy card, and shareholders do not need to submit new proxy or voting instructions, solely as a result of the withdrawal of Proposal No. 5.b.

•Validly submitted proxies or voting instructions received with direction on Proposal No. 5.b will not be voted on Proposal No. 5.b at the Annual Meeting. Validly submitted proxies or voting instructions received and providing direction on the remaining proposals to be considered at the Annual Meeting (i.e., Proposal Nos. 1, 2, 3, 4 and 5.a) will remain valid, and will be voted on those proposals as directed (or, if no direction is given, “FOR” each of the seven nominees for director in Proposal No. 1 and “FOR” Proposal Nos. 2, 3, 4 and 5.a), irrespective of any instructions provided with respect to Proposal No. 5.b.

•If you are a shareholder who has already submitted your proxy or voting instructions for the Annual Meeting, you do not need to resubmit new proxy or voting instructions unless you wish to change the vote you previously cast on the remaining proposals. You may change your vote at any time prior to the Annual Meeting.

•If you are a shareholder of record and have already submitted a proxy, you have the right to change your vote by revoking your proxy at any time before it is exercised at the Annual Meeting by:
oNotifying the Corporate Secretary of the Company in writing;
oReturning a later-dated, validly executed proxy card;
oEntering a later-dated Internet or telephone vote; or
oVoting electronically during the virtual meeting.

Attendance at the virtual Annual Meeting will not revoke a proxy unless you actually vote electronically during the virtual Annual Meeting.

If your shares are held by a broker, bank, trustee or other nominee (i.e., in “street name”), please follow the instructions previously provided by your broker, bank, trustee or other nominee if you wish to change your vote on any of the remaining proposals.

•For further information regarding voting at the Annual Meeting, see “Questions and Answers About the Proxy Materials and Annual Meeting” in the Proxy Statement.

Important Information

The Company previously filed the Proxy Statement in connection with the Annual Meeting and made the proxy materials available to shareholders on May 2, 2024. Before making any voting decision, you are urged to read the Proxy Statement and all related proxy materials carefully. Copies of the Proxy Statement and proxy materials are available at www.viewourmaterial.com/ges. Information on that website, other than the Proxy Statement and this Supplement, is not incorporated by reference into, and is not a part of, the Proxy Statement or this Supplement.

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